SCREEN
EQUIPMENT PURCHASE AGREEMENT	P.O #

DAINIPPON SCREEN GRAPHICS (USA), LLC	Customer Name “”Purchaser”) Pool Press
5110 Toliview Drive	Billing Address: 3485 Commercial Ave
Rolling Meadows, IL 60008	Northbrook, IL 60062
(847) 870-7400	Installation Address; same
Scott Bucholtz
Sales Representative ☐ PSD ☐ Sales	State of Organization/Incorporation IL
Organization ID No.
FEIN or SSN No.:

Purchaser agrees to purchase and SCREEN (USA) agrees to sell and deliver Screen products described below in accordance with prices, terms and conditions set forth herein. This agreement shall become effective and shall remain in full force and effect upon acceptance by Screen (USA).

Quantity	Code#	Products	Price

1		PTR 8300E Package with Installation and 90 day warranty	$74,500
1		True Flow Standard Workflow Package	$26,550
		Includes: TrueFlow Standard, Dual Coro Server, Installation, 3 Days Onsite Training, 12 Months Phone and Webex Support.

		Freight to be billed separately.

THIS AGREEMENT IS SUBJECT TO SCREEN;S STANDARD TERMS AND CONDISITIONS OF SALE AS ATTACHED TO OR ACCOMPANYING THIS AGREEMENT, AND PURCHASER HEREBY CONFIRMS ITS RECEIPT OF, AND AGREEMENT TO BE BOUND BY, SUCH TERMS AND CONDITIONS.

Estimated delivery days after acceptance		1. Contract Price	$101,050
Purchaser		2. State Sales Tax (see reverse)	$-
By		3. Local Sales Tax (see reverse)	$-
Title		4. Total cash sales price (1+2+3)	$101,050.00
Date		5. Cash down payment	$-
Seller/Secured Party: DS Graphics (USA), LLC.		6. Prior to shipping	$-
By		7. Balance (line 4 less 5+6) due upon
Title	Mike Fox-President	completion of installation	$101,050.00
Date

TCF
Equipment Finance

Master Lease

The “Master Lease”: Master Lease Number 0505846L Dated July 10, 2007
“Lessee”
Pools Press, Inc., 3485 Commercial Ave, Northbrook, IL 60062
“Lessor”
TCF Equipment Finance, Inc. 11100 Wayzata Blvd, Suite 801, Minnetonka, MN 55305

Master Lease Terms and Conditions

1.            LEASE. Lessor herby leases to Lessee, and Lessee hereby leases from Lessor, the personal property and/or services described in an Equipment Schedule or Equipment Schedules (each, a “Schedule”) to this Master Lease signed by Lessor and Lessee from time to time upon the terms and conditions set forth herein and in the Schedule 9such property and services, together with all replacements, repairs, and additions incorporated therein or affixed therein, being referred to here as the ‘Equipment”). Lessee authorizes Lessor to add to any Schedule, or make necessary corrections to any serial numbers or other identification of the Equipment when known. Each Schedule shall be considered a separate lease pursuant to the terms of this Master Lease. The term ‘this lease” as used herein shall mean a Schedule incorporating therein the terms of any Schedule and the terms of this Master Lease, the terms of the Schedule shall control. Notwithstanding any provision herein or in any Schedule to the contrary, Lessor shall have no obligation to purchase, fund or lease to Lessee any Equipment of (i) all of Lessor’s requirements shall not have been satisfied on or before the date that Lessor’s credit approval shall expire with respect to the lease of such Equipment, and (ii) any material adverse change in Lessee’s condition or business shall have occurred as of the date of such proposed purchase, funding or lease fro that considered by Lessor in connection with the credit approval for such leases. In the even that either of the foregoing shall occur, Lessor may, in its sole discretion, cancel the lease of the Equipment covered by the applicable Schedule, and Lessee shall purchase from Lessor any items of Equipment them subject to the lease within five days after Lessor’s request to do so for a price equal to Lessor’s cost of such items, plus any other amounts advanced by Lessor under such Schedule, plus accrued but unpaid interim rent thereon, as provided for in paragraph 3 below. Lessee shall also pay any applicable sales and use tax on such sale.

2.            TERM. The term of this lease with respect to each item of Equipment shall begin on the date it is accepted by Lessee and shall continue for the number of consecutive months from the Commencement Date shown in the related Schedule ( the “Initial Term”) unless earlier terminated as provided herein or unless extended or renewed as provided for in the related Schedule. If the final item of Equipment described in the applicable Schedule is delivered and accepted on the first day through the 15th day of the month, the Commencement Date is the 15th day of the month; and if the final item of

Equipment is delivered and accepted on the 16th day through the end of the month, the Commencement Date is the first day of the following month. In the event Lessee executes the Schedule prior to delivery and acceptance of all items of Equipment described therein, Lessee agrees that the Commencement Date may be left blank and hereby authorizes Lessor to insert the Commencement Date based upon the date appearing on the delivery and acceptance certificated signed by Lessee with respect to the last item of Equipment to be delivered.

3.            RENT. Lessee shall pay basic rent for the Initial Term of this lease, and any renewal term, in periodic installments each in the amount shown in the related Schedule as the Rent Payment. Installments shall be payable as set forth in the related Schedule. Lessee shall pay advance installments and any security deposit, each as shown in the related Schedule, on the date Lessee executes such Schedule. If the final cost of the Equipment (all amounts Lessor pays in connection with the purchase, delivery and installation of the Equipment, including any trade-up and buy out amounts, before application of any subsidies or like amounts) plus other amounts financed under the Schedule is more or less than the Total Cost shown in the Schedule (which is based on an estimate), the amount of each Rent Payment and the mandatory or optional fixed purchase price, if any, will be adjusted up or down to provide Lessor the same yield it would have obtained if such final cost had been the same as such Total Cost. The Schedule will be amended to reflect the final Total Cost and adjusted Rent Payment and, if applicable, purchase price. Lessee agrees to execute an amendment reflecting such adjustments; provided that Lessor’s written notice to Lessee of adjustments of 10% or less shall be effective as an amendment, without Lessee’s signature. The Rent Payment for this lease has been indexed to the yield for U.S. Treasury securities with a similar term to the Initial Term of this lease. If the yield of such securities as of the date that the final item of Equipment under this lease is accepted is more than the yield as of the date of the applicable Schedule. Lessor may increase the Rent Payment accordingly, and the Lessee hereby agrees to sign an amendment reflecting such increase by no later than the Commencement Date of this lease. In addition to basic rent payable from the Commencement Date, Lessee agrees to pay interim rent with respect to each separate item of Equipment covered by a particular Schedule from the date it is delivered and accepted to the Commencement Date, it is a daily rate equal to (i) Lessor’s cost of such item specified in such Schedule or in applicable invoice, multiplied by (ii) the Interim Daily Factor specified in such Schedule. Interim rent accruing each calendar month shall be payable by the 10th day of the following month and in any event on the Commencement Date.

4.            PAYMENTS, LATE CHARGES AND SECURITY DEPOSIT. Time is of the essence. If any installment of interim rent or basic or any other amount payable by Lessee hereunder is not paid within ten (10) days of the date when due, Lessor may impose a late charge of up to 5% of the amount of the installment, but in no event more than permitted by applicable law, Lessee may from time to time make telephone requests for, and Lessee hereby authorizes, Lessor or its agents to make and draw checks or drafts on a checking account to be designated by Lessee, payable to Lessor or order, to pay rent and other amounts due hereunder, plus Lessor’s standard per item fee for making and drawing such check or draft not to exceed the maximum amount permitted by law. Lessor may rely on any such request made by a person it believes has authority to make such request on behalf of the Lessee. Payments received shall be applied by Lessor in such order of applications as Lessor shall determine in its sole discretion. Lessee has deposited or will deposit with Lessor the sum shown as “Security Deposit”, if any, on each Schedule as a security deposit and not as advance rent. Upon the occurrence of any Event of Default, Lessor may, at its option, apply any security deposit to any amounts owed under this lease, Lessor shall return any remaining balance of the security deposit(s), if any, without interest, to Lessee if and only if Lessee has fulfilled all of its obligations under this lease.

5.            TAXES, FEES AND LESSOR’S EXPENSES. In addition to the rent, Lessee agrees to promptly pay when due, or reimburse Lessor upon receipt of Lessor’s invoice, all fees, assessments, charges and sales, use, property, excise and other taxes paid, payable or required to be collected by Lessor, however designated, which are levied or assessed by any governmental authority on the rent, this lease or the Equipment or its purchase, ownership, use, lease, sale or value, together with any penalties or interest in connection therewith. Lessor shall file all personal property tax returns and pay all such taxes when due and Lessee shall reimburse Lessor thereof and file all returns required to be filed by Lessee. Upon request by Lessor, Lessee shall prepare and file all tax returns relating to taxes for which Lessee is responsible hereunder which Lessee is permitted to file under the laws of the applicable taxing jurisdiction. Lessee shall promptly pay all costs, charges, expenses and obligations of every kind and nature incurred by or on behalf of Lessor regarding the importation, shipment, delivery, possession, use, lease, tax treatment, return, repossession, storage and transfer if any item of Equipment. In addition, Lessee agrees to pay Lessor a fee, in an amount determined by Lessor, not to exceed the maximum amount from time to time permitted by applicable law, for any check or automatic payment withdrawal request that is returned to Lessor because of insufficient funds available in Lessee’s account or a stop payment. If Lessor, in its discretion, pays any tax, fee, charge or other amount described in this paragraph, Lessee shall reimburse Lessor therefore on demand, together with Lessor’s administrative and other costs of paying and invoicing such amounts and if Lessee fails to pay Lessor any such amount is within ten (1) days of such demand, Lessee shall pay interest thereon until paid at the rate of 18% per annum or the maximum rate allowable by law, whichever is less.

6.            LESSOR DISCLAIMER OF WARRANTIES, LESSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF, THE ABSENCE OF ANY CLAIM OF INFRINGEMENT OR THE LIKE WITH RESPECT TO, OR ANY OTHER MATTER CONCERNING, TH EQUIPMENT AND EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES OR ANY OTHER WARRANTIES IMPLIED BY LAW. LESSOR MAKES NO WARRANTIES WITH RESPECT TO ANY PATENT, COPYRIGHT, TRADEMARK, TRADE NAME OR TITLE RELATING TO THE EUQIPMENT OR LESSEE;S RIGHTS TO ANY SUCH INTELLECTUAL, PROPERTY, LESSEE HEREBY WAIVES ANY CLAIM IT MIGHT HAVE AGAINST LESSOR FOR ANY LOSS, DAMAGE OR EXPENSE

CAUSED BY THE EQUIPMENT OR BY ANY DEFECT THEREIN, OR BY THE USE OR MAINTENANCE OF, OR SERVICING OR ADJUSTMENT TO, THE EQUIPMENT AND, AS TO LESSOR, LEASES THE EQUIPMENT AS-IS AND WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, LESSOR WILL NOT BE LIABLE FOR ANY LOSS OR INTERRUPTION OF OR DAMAGE TO LESSEE’S BUSINESS ON ACCOUNT OF ANY MECHANICAL FAILURE OR DELAY IN CONNECTION WITH THE FURNISHING OR USE OF THE EQUIPMENT. Lessee acknowledges that Lessor is not a dealer or manufacturer of Equipment of any kind and is not the seller of the Equipment, and that each unit of Equipment is of a type, size, design and capacity selected solely by Lessee. Lessee also acknowledges that Lessor supplies the Equipment without any obligation to install test, erect, service or maintain the Equipment. If the Equipment is not properly installed does not operate as represented or warranted by the manufacturer or seller thereof, or is unsatisfactory for any reason. Lessee shall make any claim on account thereof solely against the manufacturer or seller and no such occurrence shall relieve Lessee of any if its obligations under this lease. The only warranty applicable to any Equipment is the manufacturer’s warranty, if any (in the case of new Equipment) and Lessor makes no warranty to Lessee. Lessee acknowledges receipt of the manufacturer’s warranty with respect to any new Equipment. So long as Lessee is not in default under this lease, Lessor assigns to Lease any manufacturer’s, seller’s, or other warranty, whether express or implied, on the Equipment and any claim that Lessor may have as owner of the Equipment against the manufacturer or supplier or any other person. All claims or actions on any warranty shall be made or prosecuted by Lessee, at its sole expense, and Lessor shall have no obligations whatsoever to make any claim on such warranty. Lessor is not liable for any modification, breach or rescission of any warranty or service agreement. Any agreement that Lessee may have with any third party, including any manufacturer or vendor, relating to services shall be separate and distinct from this lease and Lessor shall not have any obligations thereunder. Lessee acknowledges that this lease constitutes a “finance lease” under UCC Article 2A in all respect, and that Lessor’s sole obligations to Lessee hereunder is not to interfere with Lessee’s quiet enjoyment of the Equipment so long as Lessee is not in default hereunder. Subject to the foregoing sentence and to the extent permitted by law, lessee unconditionally and irrevocably waives any and all rights and remedies against Lessor at law or in equity (including without limitation, any rights and remedies granted Lessee under Article 2A of the Uniform Commercial code and/or the right to reject any Equipment or repudiate this lease). Lessee agrees that Lessor assumes no liability for and makes no representation as to the treatment by Lessee of this lease, the equipment or the rent payments for financial statement or tax purposes. In the event that there is a material adverse change in Lessee’s financial condition, as determined by Lessor, prior to Lessor’s payment for any Equipment to be leased hereunder, Lessee agrees that Lessor shall have no obligations to purchase such Equipment and lease it to Lessee.

7.            DELIVERY, OWNERSHIP, LOCATION AND INSPECTION. Lessee shall pay for all transportation, insurance and any other charges with respect to delivery and installation of the Equipment. The Equipment shall at all times remain the property of Lessor. Lessee shall have no right, title or interest in the Equipment, except as set forth herein. Lessee at its expense shall protect and defend the title and interest of Lessor and keep the Equipment free of all claims and liens other than claims and liens created by or arising through the Lessor. The Equipment shall remain personal property regardless of it attachment to realty and Lessee agrees to take such action at its expense as may be necessary to prevent any third party from acquiring any interest in the Equipment. Lessee will provide a suitable place, within the continental United States, for the Equipment and shall not remove the Equipment from the Equipment Location without the prior written consent of Lessor, which consent shall no be in reasonably withheld. Lessor may inspect the Equipment and Lessee’s records relating to the Equipment at any time during regular business hours.

8.            ADDITIONAL DOCUMENTS AND INFORMATION; COSTS AND EXPENSES. Lessee shall execute and deliver to Lessor such documents as Lessor may reasonable deem necessary to evidence or protect Lessor’s interests in the Equipment and Lessor’s rights under this lease. Lessee authorizes Lessor to file such instruments as may be necessary to protect Lessor’s interests in the Equipment (including financing statements and certificates of title) without Lessee’s signature and if such signature is required by law, Lessee appoints Lessor as Lessee’s attorney-in-fact to execute such items, in Lessee’s name. To the extent permitted by applicable law, upon demand, Lessee will reimburse and pay Lessor’s costs and expenses, including attorney’s fees and costs, with respect to the underwriting, documentation, making and any amendment and other modification of this lease and all related documents, including without limitation the costs of filing all financing statements and other perfection documents  and all amendments thereto, and confirmations, releases and terminations thereof, in all public offices in which Lessor may deem filing to be appropriate, obtaining and reviewing searches of filing offices and organizational records; obtaining, reviewing, negotiating and executing other documentation required by Lessor hereunder, requested by Lessee or otherwise deemed necessary or appropriate in connection with this lease and the related documents. Any document fee collected by Lessor in advance is intended to cover only Lessor’s costs of filing an initial financing statements against Lessee and of preparing this lease and the standard documents related to this lease; and additional costs, reimbursable  by Lessee, may be incurred in connection with the closing of this lease transaction or thereafter. Upon request by Lessor, Lessee shall verify in writing the location of the Equipment and provide Lessor with maintenance information regarding the Equipment. Lessee shall furnish Lessor with such financial information as Lessor may from time to time request. Lessee hereby warrants and represents that all financial statements heretofore and hereafter delivered to Lessor by or on behalf of Lessee have been and will be prepared in accordance with generally accepted accounting principles consistently applied, and all statements and data submitted to Lessor in connection with this lease shall be complete and accurate in all aspects.

9.            INDEMNITY. Lessee shall hold Lessor harmless from, and pay to Lessor the amount of any fine, penalties or other amounts for which Lessor is held liable as a result of and any legal expenses Lessor has arising out of the use, condition, ownership or operation of any item of Equipment, including any claims made under the strict liability doctrine, and as a result of any lien, encumbrance or claim made on the Equipment by anyone, including the Lessee’s employees and agents. Lessee shall indemnify Lessor against, and hold Lessor harmless from, any and all claims, actions, damages (including reasonable attorney’s fees), obligations, liabilities and liens (including any of the foregoing arising or imposed without Lessee’s fault or negligence, or in connection with latent or other defects, or any claim for patent, trademark, or copyright infringement or under the doctrine of “strict liability”), imposed or incurred by or asserted against Lessor or its successors or assigns, arising out of the manufacture, purchase, lease, possession, operation, condition, return or use of the Equipment, by operation of law or by Lessee’s failure to comply with the terms of this lease. Upon written notice by Lessor of the assertion of any claim hereby indemnified against, Lessee shall assume full responsibility for the defense thereof.

10.            USE AND REPAIRS. Lessee shall use the Equipment within its recommended capacities and only for the purpose(s) for which it was designed. Lessee shall comply with all laws, regulations and ordinances relating to the possession and use of the Equipment including, without limitation, job safety, health, fire and environmental laws applicable to the Equipment, Lessee will maintain the Equipment in good repair, condition and working order and will furnish all parts and services required thereof, all at its expense, ordinary wear and tear expected. Lessee shall at its expense, make all modifications and improvements to the Equipment required by law, and shall not make other modifications or improvements without the prior written consent of Lessor. All parts, modifications and improvements to the Equipment shall, when installed or made, immediately become the property of Lessor and part of the Equipment doe all purposes.

11.            LOSS OR DAMAGE. Lessee hereby assumes and shall bear the entire risk of loss, theft, damage or destruction of all or any items of the Equipment from any cause whatsoever; and no loss, theft, damage or destruction of all or any item of the Equipment shall relieve Lessee of its obligation to pay rent or of any other obligation under this lease, which shall continue in full force and effect, notwithstanding such loss, theft, damage or destruction. The risk of loss shall pass to Lessee on the earlier of (i) delivery of the Equipment to a carrier for shipment to Lessee or (ii) tender of the Equipment to Lessee, in the event of damage to any item of Equipment, Lessee shall immediately place the same in good repair (ordinary wear and tear expected), Lessee shall promptly notify Lessor of any loss, theft, material damage or destruction of the Equipment and , if Lessor determines that any item of Equipment is lost, stolen, destroyed, worn out or damaged beyond repair as a result of ordinary use, neglect, abuse or any other cause whatsoever, Lessee at the option of Lessor, will: (a) replace the same with similar Equipment in good repair, or (b) pay to Lessor; (i) all rent and other amounts due from Lessee hereunder with respect to such item but unpaid at the date of such payment plus 9ii) all rent with respect to such item of the balance of the term of this lease not yet due at the time of such payment, discounted from the respective dates installment payments would be due, at the rate of 3% per annum, plus (iii) the greater of (x) ten percent of the Total Cost related to such item as set forth in the Schedule, or (y) Lessor’s “Anticipated Residual Value” of such item of Equipment, as determined by the books of Lessor as of the Commencement Date of the applicable Schedule, or (z) the Mandatory Purchase Price of such item, if applicable. Upon payment of such amount in immediately available funds to Lessor, such item shall become the property of Lessee. Lessor will transfer to Lessee, without recourse or warranty, all of Lessor’s right, title and interest therein, the rent with respect to such item shall terminate, and the basic rental payments on the remaining items shall be reduced accordingly. Lessee shall pay any sales and use taxes due on such transfer. Any insurance or condemnation proceeds received shall be credited to Lessee’s obligation under this paragraph, in such order of application as Lessor, in its sole discretion, they determine, and Lessor shall be entitled to any surplus.

12.            INSURANCE. Lessee shall obtain and maintain on or with respect to the Equipment at its own expense (s) liability insurance insuring against liability for bodily injury and property damage with a minimum limit of $1,000,000.00 combined single limit or such greater amount as may be set forth in my Schedule or as may be prescribed by any applicable state law specifying minimum insurance requirements, and (b) physical damage insurance insuring against loss or damage to the Equipment in an amount not less than the full replacement value of the Equipment. Lessee shall furnish Lessor with a certificate of insurance evidencing the insurance of a policy or policies to Lessee in at least the minimum amounts required herein naming Lessor as an additional insured thereunder for the liability coverage and as loss payee for the property damage coverage. Each such policy shall be in such form, including a maximum deductible, and with such insurers may be satisfactory to Lessor, and shall contain a clause requiring the insurer to give to Lessor at least 30 days’ prior written notice of any alteration in the terms of such policy or the cancellation thereof, and a clause specifying that no action or misrepresentation by Lessee shall invalidate such policy. Lessor shall be under no duty to ascertain the existence of or to examine any such policy or to advise Lessee in the event any such policy shall not comply with the requirements hereof, Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts for loss or damage under any such insurance policy. In the event Lessee fails to procure, maintain, pay for or provide Lessor with evidence of the insurance required by this lease, or to pay any fees, assessments, charges or taxes as required in this lease. Lessor shall have the right, but not be obligated, to obtain insurance covering Lessor’s interest in the Equipment from an insurer of Lessor’s choice, or pay said fees, assessments, charges and taxes, as the case may be. In that event, Lessee shall reimburse Lessor upon demand for the cost thereof together with interest until paid at the rate of 18% per annum or the maximum rate allowable by law, which ever is less, and failure to pay the same shall constitute an Event of Default under this lease. At Lessor’s discretion, Lessor may add all costs of acquiring and maintaining any insurance provided for herein, including without limitation all premiums therefore and all premium finance charges, documentation fees, tracking fees and all other fees and charges incurred by Lessor in connection therewith, plus fees for Lessor’s  services in placing and maintaining such insurance 9all such premiums, costs, fees and charges are referred to herein, collectively, as the “Insurance Charge”), to the amounts due from

Lessee under this lease. Lessee will pay the Insurance Charge in equal installments allocated to the remaining Rental Payments due under this lease (plus interest on such allocation at 17% per annum or the maximum rate allowable by law, whichever is less). NOTHING IN THIS LEASER WILL CREATE AN INSURANCE RELATIONSHIP OF ANY TYPE BETWEEN LESSOR AND ANY OTHER PERSON.

13.            RETURN OF THE EQUIPMENT. Unless Lease purchases the Equipment or the term of this lease has been extended or renewed, each strictly in accordance with the terms and conditions set forth in this lease, upon the expiration or earlier or earlier termini nation of this lease. Lessee shall, at its sole expense and risk, de-install disassemble, pack, crate, insure and return the Equipment to Lessor (all in accordance with applicable industry standards) or any location in the continental United States selected by Lessor. The Equipment shall be in the same condition as when received by Lessee, reasonable wear and tear resulting from normal and proper use excepted (and, if applicable, in the condition set forth in the Schedule or any rider or addendum thereto), shall be in good condition and working order as required by this lease, shall be free and clear of any liens, shall comply with all applicable laws and regulations and shall include all manuals, specifications, repair and maintenance records and similar documents. Until any Equipment is returned as required above, all terms of this lease shall remain in full force and effect with respect thereto including, without limitation, obligations to pay rent and to insure and repair such Equipment.

14.            DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder; (a) Lessee shall fail to pay any installment of rent or other payment required hereunder when due; (b) Lessee shall fail to observe or perform any other covenant or agreement to be observed or performed by Lessee hereunder and such failure continues for ten (10) days following written notice thereof by Lessor or Lessee; (c) Lessee or any guarantor of this lease or any partner of Lessee if Lessee is a partnership shall cease doing business as a going concern or make an assignment for the benefit  of creditors; (d) Lessee or any guarantor of this lease or any partner of the Lessee if Lessee is a partnership shall admit in writing an inability to pay debts as they come due, authorize or voluntarily file, or have filed against it involuntarily, a petition for liquidation, reorganization, adjustment of debt , or similar relief under the federal bankruptcy code or any other present or future federal or state  bankruptcy or insolvency law, or a trustee, receiver, or liquidator shall be appointed of it or of all or a substantial  part of its assets, (d) any individual Lessee, guarantor of this lease, or partner of Lessee of Lessee is a partnership shall die; (f) any representation or warranty made by Lessee or any guarantor of this lease shall prove to have been false or materially misleading when made: (g) an event of default shall occur under any other obligation Lessee or any guarantor of this leases owes to Lessor; (h) any material indebtedness of Lessee or any guarantor of this lease shall be accelerated following a default thereunder or, if any such indebtedness is payable on demand, payment thereof shall be depended; (i) if Lessee or any guarantor of this lease is a corporation, partnership or limited liability company, more than 50% of the guarantor of this lease shall consolidate with or merge into, or sell or lease all or substantially all of its assets to, any individual, corporation, or other entity; (k) Any guarantor shall repudiate, revoke or purport to revoke such guarantor’s guaranty of this lease or shall fail to observe or perform any of the obligations of guarantor under such guaranty; or (l) Lessee no longer occupies the premises where any Equipment subject to this leas is located, or the mortgage or owner of such premises asserts the right to take possession thereof or to exercise eviction or other remedies under the mortgage or lease of the premises.

15.            REMEDIES. Upon the occurrence of an Event of Default and at any time thereafter, Lessor may , with or without terminating this lease, exercise any one or more of the following remedies as Lessor in its sole discretion may lawfully elect; (a) Upon written notice to Lessee terminate this lease and any or all schedules to this Master Lease; (b) Declare immediately due and payable ad recover from Lessee, as liquidated damages and not as a penalty, an amount equal to the sum of (i) all rent and other amounts then due and unpaid plus (ii) all rent and any other payments to become due hereunder for the full term of this lease discounted from their respective due dates at the rate of 3% per annum, plus (iii) the greater of (A) ten percent (10%) of the Total Cost related to the Equipment as set forth in the applicable schedule, or (B) Lessor’s “Anticipated Residual Value” of the Equipment, as determined by the books of Lessor as of the Commencement Date of the applicable Schedule, or (C) the Mandatory  Purchase Price of the Equipment, if applicable and such sum of items (i) through (iii) (“Lessor’s Damages”) shall thereupon become immediately due and payable without further notice or demand; provided, however, that upon the occurrence of an Event of Default specified in  paragraph 14 (d), such amount shall automatically become and be immediately due and payable without notice or demand of any kind and all rights of Lessee  to use the Equipment  shall terminate but Lessee shall be and remain liable as provided in this paragraph 15; (c) Proceed by appropriate court action to enforce performance by Lessee of the applicable covenants of this lease and/or recover damages for the breach thereof; (d)Whether or not this lease is terminated, repossess the Equipment wherever located, with or without notice to Lessee or legal process, and. for this purpose Lessor and/or its agents may enter upon any premises of or under the control or jurisdiction of Lessee or any agent of Lessee, without liability therefore to Lessee, and remove the Equipment; or upon demand by Lessor, Lessee agrees to deliver the Equipment to Lessor in accordance with paragraph 13; (c) Lessor may recover interest on the unpaid balance of Lessor's Damages from the date it becomes payable until fully paid at the rate of the lesser of 18% per annum or the highest rate permitted by law, and. may in any event recover legal fees and other expenses incurred by reason of an  Event of Default or the exercise of any remedy hereunder, including expenses of repossession, repair, storage, transportation, and disposition of the Equipment; (f) Lessor may extreme any other right or remedy available Io it by law or by agreement. In the event Lessor repossesses the Equipment, Lessor shall cither retain the Equipment in full satisfaction of Lessee'; obligation hereunder or use reasonable efforts to sell or lease each item of Equipment in such manner and upon such terms as Lessor may determine in its sole discretion. The proceeds of such sale or lease shall be applied to reimburse Lessor for Lessor's Damages and any additional amount due under clause (e) above. Lessor shall be entitled, to any surplus and Lessee shall remain liable for any deficiency. No remedy given in this paragraph is intended to be exclusive, and each shall be cumulative but only to the extent necessary to permit Lessor I o recover amounts for which Lessee is liable hereunder. No express or implied waiver by Lessor of any breach of Lessee's obligations hereunder shall constitute a waiver of any other breach of Lessee's obligations hereunder.

16.            ASSIGNMENT, WITHOUT LESSOR'S PRIOR WRITTEN CONSENT, LESSEE WILL NOT SELL, ASSIGN. SUBLET, PLEDGE, OR OTHERWISE ENCUMBER OR PERMIT A LIEN ARISING THROUGH LESSEE TO EXIST ON OR

AGAINST ANY INTEREST IN THIS LEASE OR THE EQUIPMENT. Lessor may assign its interest in this lease and sell or grant a security interest in all or any part of the Equipment without notice to or the consent of Lessee. If Lessee is given notice of such assignment, it shall acknowledge receipt of that notice in writing, Each assignee or mortgagee from Lessor shall have all of the rights, but none of the obligations, of Lessor under this lease, Lessee shall not assert against any assignee and/or mortgagee any defense, counterclaim or offset that Lessee may have against Lessor. Lessee's obligation to pay rent to the assignee shall be absolute and unconditional and shall not be subject to any defense or offset.

17.            NON-CANCELABLE AND UNCONDITIONAL OBLIGATION. This lease cannot be canceled or terminated except as expressly provided herein. This lease is a net lease and Lessee agrees that its' obligation to pay rent and. any other amounts payable hereunder is absolute and unconditional and shall not be subject to any abatement, reduction, setoff or defense of any kind, if any Schedule is deemed at any time to be a lease intended as security: (i) Lessee grants Lesser a senility interest in the Equipment to secure its obligations under this lease and all other indebtedness at any time owing by Lessee Io Lesser; (ii) Lessee agrees that upon the occurrence of an Event of Default, in addition to all of the other rights and remedies available to Lesser hereunder. Lesser shall have all of the right and remedies of a secured party under the Uniform Commercial Code; (iii) such Schedule shall be construed in a manner so that interest, the applicable interest rate or other charge shall not exceed, in any event, the maximum amount of time price differential, rate, interest or amount allowed by applicable law, and any excess payment will be applied to the payments due under such Schedule as a prepayment of principal, and any remaining excess will be refunded to Lessee; and (iv) if Lessee is an individual and the principal amount of such Schedule is $100,000 or more, such Schedule is made pursuant to Minn. Stat. Sec. 334.01.

18.            INDEMNIFICATION FOR LOSS OF TAX BENEFITS, Lessor's loss of or loss of the right to claim, or recapture of, all or any part of the federal or state income tax benefits Lessor anticipated as a result of entering into this lease and owning the Equipment is referred to herein as a "Loss." If for any reason this lease is not a true lease for federal or state income tax purposes, or if for any reason (even though this lease may be a true lease) Lessor is not entitled to depreciate the Equipment for federal or state income tax purposes in the manner that Lessor anticipated when entering into this lease, and as a result Lessor suffers a Loss, then Lessee agrees to pay Lessor, as additional Basic Rent under this lease, a lump-sum amount which, after the payment of all federal, state, and local income taxes on the receipt of such amount, and using the same assumptions as to tax benefits and other matters Lessor used in originally evaluating and pricing this lease, will in the reasonable opinion of Lessor maintain Lessor's net after-tax rate of return with respect to this lease at the same level it would have been if such Loss had not occurred. Lessor will notify Lessee of any claim that may give rise to indemnity hereunder. Lessor shall make a reasonable effort to contest any such claim but shall have no obligation to contest such claim beyond the administrative level of the Internal Revenue Service or other taxing authority. In any event, Lessor shall control all aspects of any settlement and contest. Lessee agrees to the legal fees and other out-out-pocket expenses incurred by Lessor in defending any such claim even if Lessor’s is successful. Notwithstanding the foregoing, Lessee shall have no obligation to inderonify Lessor for any Loss caused solely by (a) a casualty to the Equipment IF Lessee pays the amount Lessee is required to pay as a result of such casualty. (b) Lessor’s sale of the Equipment other than on account of an Event of Default hereunder. (c) failure of Lessor to have sufficient income to utilize its anticipated tax benefit, and (d) a change in tax law (including tax rates) effective after the Lease begins. For purpose of this paragraph, the term “Lessor” shall include any member of an affiliated group of which Lessor is (or may become) a member if consolidated tax return are filed for such affiliated group for federal income tax purposes. Lessee’s indemnity obligations under this paragraph shall survive termination of the Lease

19.            SURVIVAL OF INDEMNITIES, REPRESENTATION AND WARRANTIES; CROSS DEFAULT. All representatives, warranties and indemnities of Lessee made or agreed to in this lease and any certificates delivered in connection herewith shall survive expiration or termination of this lease. Lessee hereby agrees that any default by Lessee in the payment of rent or performance of any term or condition of any lease or loan between Lessee and Lessor, or under and Schedule, whether previously or hereafter entered into, shall at the option of Lessor constitute an Event of Default in all leases, loans or Schedules, including this lease.

20.            GOVERNING LAW AND CONSTITUTION. This lease shall in all respects by governed by, and construed in accordance with, the laws of the State of Minnesota without giving effect to conflict of laws provisions; provided that any interest and finance charges hereunder shall be governed by federal law and, to the extent applicable, the substance laws of the State of Minnesota. Lessee herby consents to jurisdiction and venue of the federal or state courts sitting in the State of Minnesota for purposes of resolving all dispute of any nature whatsoever regarding the lease, or any transaction contemplated hereby, and Leases hereby waives objection which it may now or hereafter have to the laying of jurisdiction, or venue in the federal courts of Minnesota Lessor and Lessee agree that a summons and complaint commencing an action or proceeding in an such court be properly served and shall confirm personal jurisdiction if served personally, by certified mail to it at its address designated pursuant to the lease, or as otherwise provided under the respective rules of the state or federal courts of Minnesota. Any provision of this lease which may be prohibited or unenforceable in any in any jurisdiction shall not, as to such jurisdiction, invalidate the remaining provisions hereof and shall not invalidate or render unenforceable such provision in any other jurisdiction. Lessee agrees that, at Lessor’s sole elections and determination, Lessor may select an alternative forum, including arbitration or mediation, to adjudicate any dispute arising out of this lease. THE PATIES HERETO, AFTER CONSULTING (OR HAVING HAD AN OPPURTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHIOCE, KNOWINGLY AND VOLUNTARYILY WAIVE ANY RIGHT TO TRAIL BY JURY IN ANY ACTION OR PROCEEDINGS RELATING TO THTIS LEASE, INCLUDING ANY LITIGATION REGARDING THE ENFORCEMENT OF THIS LEASE OR ANY RELATED AGREEMENT.

21            LESSEE REPRESENTATIONS AND WARRANTIES, Lessee represents and warrants to Lessor with regard to this lease that: (a) The execution, delivery, and performance of this lease has been duty authorized by all necessary action on the part of Lessee and this lease constitutes a valid and binding obligation of Lessee enforceable against Lessee in accordance with its terms; (b) The individual executing this lease on behalf of Lessee is duly authorized; (c) Neither the execution or delivery by Lessee of this lease, nor the performance thereof by Lessee, conflicts with results in a breach of or constitutes a default or violation of Lessee’s applicable organizational documents including as applicable, its Certificate of Incorporation, By-Laws, articles of organization, operating agreement or partnership agreement applicable law court order or any agreement other instilment to which Lessee is a party or by which it is bound; (d) Lessee is duly organized and in good standing in its state of organization does not do business under a trade or assumed name is duly qualified to do business in each jurisdiction where the Equipment is located and where such qualification is required; (e) No approval consent or authorization is required from any governmental authority with respect to the execution, delivery or performance of this lease, or if any such approval, consent or authorization is required, it has been obtained; and (f) Each item of Equipment is leased and will used solely for business purposes, and the Equipment will not be used for personal, family, or household purposes.

22.            MISCELLANEOUS. This lease constitutes the entire agreement between Lessee and Lessor with respect to the Equipment and there is no understanding or agreement, oral or written, which is not set forth herein. This lease may not be amended or modified except by a writing signed by Lessor and Lessee and shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns. Any written notice hereunder to Lessee or Lessor shall be deemed to have been given personally or deposited in the United States mails, certified or registered mail, addressed set forth above or at such other address as may be substitute therefore by notice given pursuant to the terms hereof. In the event there is more than one Lessee named herein or in any Schedule, the obligations of each shall be joint and several. There shall be only one counterpart of the Master Lease and each Schedule and each shall bear the original signature of Lessee and be marked “Original.” To the extent that any Schedule constitutes chatiel paper (as that term is defined by the Uniform Commercial Code) a security or ownership interest intended to be created through the transfer and possession of the Schedule can be done only by the transfer of the “Original” bearing the original signature of Lessor, Lessor in its sole discretion, may permit Lessee to deliver an executed copy of this lease and any document by telecopier transmission. Lessee hereby represents and agrees (a) that such transmission constitutes due delivery of such executed document, (b) that the counterpart of such executed document as printed by the recipient’s telcopier machine, including Lessee’s signature thereon, shall be deemed to constitute an original and shall be admissible in any court or other legal proceeding as original, and (c) to deliver to Lessor, promptly on request such document bearing Lessee’s original signature; provided that neither delivery nor failure to deliver the document  bearing Lessee’s original signature shall limit or modify the representations and agreements set forth in clauses (a) and (b) above. This lease shall not become effective or binding until executed by Lessor at its place of business in Minneapolis, Minnesota.

Our institution complies with Section 326 of the USA PATRIOT Act. This law mandates that we verify certain information about you while processing your account application.

Lessor:	TCF Equipment Finance, Inc	By:	Title:
Lessee:	Pool Press, Inc	By:	Matthew Sampson, President

Equipment Schedule
(Fair Market Purchase)
The “Lease”: Equipment Schedule Number 003-0505846-100 Dated July 10,2007 to Master lease Number 0505846L Dated July 10,2007
“Lessee”
Pools Press, Inc. 3485 Commercial Ave, Northbrook, IL 60062
“lessor”
TCF Equipment Finance, Inc. 11100 Wayzata Blvd, Suite 801, Minnetonka , MN 55305

This Equipment Schedule (this “Schedule”) is entered into pursuant to and incorporate the terms of the Master Lease identified above (except as expressly modified by this Schedule) between Lessor and Lessee (the “Master Lease” and together with this Schedule, this “Lease”). Upon the execution and delivery by Lessor and Lessee of this Schedule, Lessee’s execution and delivery to Lessor of a Delivery and Acceptance Certificate for the Equipment describe d below, and satisfaction of all Lessor’s requirements on or before the date that Lessor’s credit approval shall expire with respect to this lease, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the equipment upon the terms conditions of this Lease. All capitalized terms not otherwise defined in this Schedule shall have the meanings assigned in the Master Lease.

SUMMARY OF TERM AND RENTAL PAYMENTS:
Commencement Date	Rent Payment Period Monthly	Initial Term 60 Months	Each Rent Payment $1,945.00 plus applicable taxes except financed sales tax included in Total Cost	Interim Rent Daily Factor 0.0299%	Advance Rent Payment N/A for Installments N/A	Security Deposits N/A	Total Cost $101,050.00
EQUIPMENT, PERSONAL PROPERTY, SERVICES AND/OR SOFTWARE:
Description (including features)	Location
PTR 8300E Package with Truflow Standard and Dual Core Server together with all attachments accessories thereto	3485 Commercial Ave. Northbrook IL, 60062

Each rent Payment shall be payable to arrears commencing on the date that is one Rent Payment Period after the Commencement Date and on the same day of each subsequent Month for the initial Term and any renewal term.
Upon any return of Equipment to Lessor pursuant to the terms of this Lease, Lessee shall pay to Lessor a restocking fee shall be payable on demand and may, at Lessor’s option,

be included in Lessor’s final invoice to Lessee, collected by Lessor at the time the Equipment is returned or otherwise demanded by Lessor.

The following additional provisions are applicable to the Equipment covered by this Lease only:
1.
So long as this Lease has not been terminated early and no Event of Default exists, upon expiration of the initial Term (“Lease End”), Lessee may purchase all, but not less than all, of the Equipment for the fair market value of the Equipment, as mutually determined by Lessor and Lessee, plus all sales and use taxes arising on the sale of the Equipment. To exercise the foregoing purchase option, Lessee must give written notice thereof to Lessor at least 90 days and no more than 120 days prior to Lease End. If Lessee fails to give such notice, or if the parties cannot agree on the Fair Market Value of the Equipment 60 days before Lease End, then the purchase option shall lapse. If the purchase option lapses, then at least 30 days before Lease End or the end of any renewal term, Lessee must give Lessor of its intent to return the Equipment and request return location instructions. If lessee fails to give such notice , or gives notice but fails to rerun the Equipment in accordance with Section 13 of the Master Lease, this Lease will automatically renew, at the same rental and other terms set forth in this Lease, for additional successive noncancelable 12 month terms after the Initial Tern Until timely written notice of return and a proper return of the Equipment is made

2.
If Lessee gives timely notice of election to purchase the Equipment as provided in paragraph 1 and fails to timely pay the purchase price, then Lessor may, in its sole discretion, by written notice to Lessee (a) treat the Equipment as purchased and enforce payment of the purchase price, or (b) declare a failure to meet the purchase conditions whereupon Lessee’s intrest in the Lease and Equipment shall terminate automatically and lessee shall return the Equipment in accordance with Section 13 of Master Lease.

3.
Upon Lessee’s exercise of the purchase price plus applicable sales and use tax and any rent or other amount owing under this Lease, the Equipment will be deemed transferred to Lessee at its then location and, on Lessee’s request at such time, Lessor will deliver to Lessee a bill of sale for the Equipment, “WHERE IS, AS IS” WITHOUT ANY WARRANT AS TO TITLE OR WITH RESPECT TO THE EQUIPMENT, EXPRESS OR IMPLIED.

Lessor	TCF Equipment	By	_______________	Title:	______
Lessee:	Pools Press, Inc	By:	_______________	Mathew Sampson, President

Delivery and acceptance Certificate

The “Lease”: Equipment Schedule Number 003-0505846-100 Dated July 10,2007 to Master lease Number 0505846L Dated July 10,2007
“Lessee”
Pools Press, Inc. 3485 Commercial Ave, Northbrook, IL 60062
“lessor”
TCF Equipment Finance, Inc. 11100 Wayzata Blvd, Suite 801, Minnetonka , MN 55305

This Certificate relates to the equipment (the “Equipment”) that is described in the Lease.

Pursuant to the Lease, Lessee acknowledges that the Lessor has acquired the Equipment in connection with the Lease and Lessee has either received a copy of the purchases agreement with vendor of the Equipment on or before signing the Lease or has approved such purchases.  Lessee herby represents warrants and certificates that (i) all of the Equipment has been delivered to Lessee at the equipment Location set forth in the Lease and has been installed, tested and inspected by Lessee or duly authorized representatives of Lessee, (ii) the Equipment Description set forth in the Lease is complete and correct, (iii) the Equipment is exactly what Lessee ordered, is in good working order, is satisfactory in all respects and has been accepted by Lessee has made a deposit to the Equipment vendor(s), by signing this Certificate, Lessee hereby transfers all of Lessee’s right , title and interest in and to the Equipment to Lessor, whether or not Lessee has been reimbursed for the deposit(s), Lessee acknowledges that Lessor shall have sole and exclusive title to all of the Equipment.

IMPORTANT: LESSEE SHOULD SIGN RHIS CERTIFICATE ONLY AFTER LESSEE HAS RECEIVED AND IS COMPLETELY SATISFIED WITH THE EQUIPMENT BY SIGNING THIS CERTIFICATE, LESSEE (1) IS IRREVOCABLY ACCEPTING THE EQUIPMENT, (2) BECOMES ABSOLUTELY AND IRREVOCABLY OBLIGATED TO LESSOR UNDER THE LEASE, AND (3) MAY NOT THEREAFTER REJECT THE EQUIPMENT, CANCEL OR TERMINATE THE LEASE OR DENY ANY STATEMENT MADE IN THIS CERTIFICATE FOR ANY REASON WHATSOEVER.

Acceptance Date:

Lessee:	Pools Press, Inc.	By:	Matthew Samspon, President